[West Pharmaceutical Services Letterhead]

                                                                     Exhibit 5








                                                                 July 10, 2003





         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C. 20549

                  Re: 2003 Employee Stock Purchase Plan (the "Plan") Registration Statement on Form S-8 (the
                          "Registration Statement")

         Gentlemen:

                  This opinion is being delivered in connection with the preparation of the Registration Statement being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of up to 1,500,000 shares (the "Shares") of the common stock, par value $0.25 per share, of West Pharmaceutical Services, Inc. that may be issued under the Plan.

                  I have examined the Plan and such corporate records and other documents and matters as I have considered appropriate to enable me to give this opinion. Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and non-assessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                 Very truly yours,

                                 /s/J. R. Gailey

                                 John R. Gailey III
                                 General Counsel